SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)


                            ASANTE TECHNOLOGIES, INC.
                ________________________________________________
                                (Name of Issuer)


                                  COMMON STOCK
                ________________________________________________
                         (Title of Class of Securities)


                                 001751-04341210
                ________________________________________________
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  001751-04341210
______________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jeff Yuan-Kai Lin, Social Security Number ###-##-####
______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     A    [   ]
     B    [   ]
______________________________________________________________________________
3.   SEC USE ONLY

______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
______________________________________________________________________________
     NUMBER OF            5.   SOLE VOTING POWER:                  1,324,041
     SHARES
     BENEFICIALLY         6.   SHARED VOTING POWER:
     OWNED
     BY EACH              7.   SOLE DISPOSITIVE POWER:             1,324,041
     REPORTING
     PERSON WITH          8.   SHARED DISPOSITIVE POWER:
______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,324,041
______________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES

            [   ]
______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.3623%
______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

          IN
______________________________________________________________________________

                           SCHEDULE 13G


ITEM 1(a). NAME OF ISSUER:

               Asante Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               821 Fox Lane
               San Jose, CA 95131-2312

ITEM 2(a). NAME OF PERSON FILING:

               Jeff Yuan-Kai Lin

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Asante Technologies, Inc.
               821 Fox Lane
               San Jose, CA 95131-2312

ITEM 2(c). CITIZENSHIP:

               U.S. Citizen

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e). CUSIP NUMBER:

               001751-04341210

ITEM 3. THE PERSON FILING THIS STATEMENT IS:

               Not Applicable

ITEM 4. OWNERSHIP:

(a)  Amount Beneficially Owned:                                    1,324,041
(b)  Percent of Class:                                               14.3623%
(c)  Number of shares as to which such person has:
     (i)  sole power to vote or to direct the vote:                1,324,041
     (ii) shared power to vote or to direct the vote:
     (iii) sole power to dispose or to direct the disposition of:  1,324,041
     (iv) shared power to dispose or to direct the disposition of:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER  PERSON

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               Not Applicable

ITEM 10. CERTIFICATION

By signing below, I certificate that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 12, 1999       /s/ JEFF YUAN-KAI LIN
                              _____________________________________
                              Jeff Yuan-Kai Lin, President, CEO and
                              Chairman of the Board of Directors
                              Asante Technologies, Inc.